EX-FILING FEES

Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

 ENERGY AND WATER DEVELOPMENT CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share offered by the Company	457(c)		$4.00 (2)	$14,950,000	$ 0.000147600	$2,206.62
	Equity	Common Stock, par value $0.001 per share offered by the Selling Shareholders	457(c)	38,707,667	$0.0925 (3)	$3,580,459.19 (3)	$ 0.000147600	$528.48
	Total Offering Amount					$ [•]	$ 0.000147600	$2,734.81
	Total Fees Previously Paid							$2,206.62
	Total Fee Offsets							$0.00
	Net Fee Due							$528.48

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration also covers any additional shares of Common Stock as may become issuable pursuant to the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of outstanding Common Stock. No additional registration fee is included for such additional shares.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) under the Securities Act. The maximum offering price per share and maximum aggregate offering price are based on a post-reverse stock split price of $4.00 per share.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) under the Securities Act. The maximum offering price per share and maximum aggregate offering price are based on a price of $0.0925 per share, which is the average of the high and low sales prices of a share of Common Stock as reported on the OTCQB on February 13, 2024.